Exhibit 99.53

SEGREGATION ANNOUNCEMENT

MEDIASET ESPAÑA COMUNICACIÓN, S.A. (SEGREGATING COMPANY)

GRUPO AUDIOVISUAL MEDIASET ESPAÑA COMUNICACIÓN, S.A. (RECIPIENT COMPANY)

In accordance with the provisions provided for in article 43 of Law 3/2009, of 3 April, on business structural amendments (“LME”) applicable pursuant to article 73 LME, it is hereby made public that, on 4 September 2019:

(A)       the general shareholders’ meeting of Mediaset España Comunicación, S.A., a public joint stock company (sociedad anónima cotizada) incorporated under the laws of Spain, having its official seat at Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (Spain), registered with the Commercial Register of Madrid in volume 33,442, sheet 122, section 8, page M-93,306, and with Spanish tax identification number A-79,075,438 (“Mediaset España” or the “Segregating Company”); as well as

(B)       the sole shareholder of Grupo Audiovisual Mediaset España Comunicación, S.A.U., a joint stock company (sociedad anónima) incorporated under the laws of Spain, having its official seat at Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (Spain), registered with the Commercial Register of Madrid in volume 35,520, sheet 100, page M-638,404, and with Spanish tax identification number A-87,728,689 (“GA Mediaset” or the “Recipient Company”),

have agreed to approve the segregation, whereby Mediaset España shall transfer all its assets and liabilities to GA Mediaset in exchange for the allocation to Mediaset España of the GA Mediaset shares that will be issued on the occasion of the share capital increase in GA Mediaset (the “Segregation”).

The Segregation resolution has been adopted by Mediaset España and GA Mediaset in accordance with the terms of the Segregation plan, jointly prepared by the board of directors of Mediaset España and GA Mediaset, approved on 7 June 2019, filed with the Commercial Registry of Madrid on 24 June 2019 and published on the corporate websites of Mediaset España (www.telecinco.es) and of the Comisión Nacional del Mercado de Valores (www.cnmv.es) on 18 June 2019.

In accordance with article 43 LME, it is expressly stated the right vested in the shareholders and the creditors of Mediaset España and GA Mediaset, to obtain the full text of the approved resolutions and the Segregation balance sheets, which are available to them on the corporate website of Mediaset España (www.telecinco.es) and at the registered addresses of Mediaset España and GA Mediaset which are indicated in the heading of this announcement, as well as the right vested in the creditors of both companies to oppose the Segregation, subject to the provisions of article 44 LME, applicable pursuant to article 73 LME, within one month from the date of publication of the last Segregation announcement.

Madrid, 9 September 2019

Mediaset España Comunicación, S.A.	Grupo Audiovisual Mediaset España Comunicación, S.A.
P.p.	P.p.

Secretary of the board of directors	Secretary of the board of directors
Don Mario Rodríguez Valderas	Don Mario Rodríguez Valderas

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US investors disclaimer

This transaction is made for the securities of a foreign company. The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the transaction, such as in open market or privately negotiated purchases.